InfoSpace Names John E. Cunningham Chairman of the Board

BELLEVUE, Wash., December 20, 2010 (BUSINESS WIRE) -- InfoSpace, Inc. (NASDAQ: INSP) today announced that John E. Cunningham, IV, will serve as the Company's Chairman of the Board of Directors' effective January 1, 2011. Cunningham has served as a director of InfoSpace since July 1998, and as the lead independent director of InfoSpace since February 2010. This announcement follows the Company's disclosure in September that it intended to fill the role of chairman with an independent director.

"I have worked with John closely since I joined the Board, and in that time, he has consistently shown an unwavering commitment to InfoSpace, its shareholders and employees," said William J. Ruckelshaus, president and acting chief executive officer at InfoSpace. "John is a natural fit to lead the Board as the Company continues to pursue strategic opportunities to drive growth and shareholder value."

John Cunningham, said, "InfoSpace has a strong value proposition in its search and e-commerce businesses, an experienced and talented employee base, and strong balance sheet. I'm honored to take on this new responsibility and lead the Board at this exciting time as we capitalize on the business and strategic opportunities ahead."

Cunningham has been a general partner at Clear Fir Partners, LP, a private equity investment partnership, since February 1998. Previously, he served as chief executive officer of RealCom Office Communications, building a national telecom services company. Cunningham also has more than 19 years' experience investing in early stage technology companies. In addition to serving on the InfoSpace board, Cunningham serves as a board member of Audience Science, Inc. and as an advisor to Petra Growth Funds and to Qliance, Inc.

About InfoSpace, Inc.

InfoSpace, Inc., a leading developer of metasearch products, is focused on bringing the best of the Web to Internet users. InfoSpace's proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results. InfoSpace sites include Dogpile® (www.dogpile.com), InfoSpace.com® (www.infospace.com), MetaCrawler® (www.metacrawler.com), WebCrawler® (www.webcrawler.com), and WebFetch® (www.webfetch.com). InfoSpace's metasearch technology is also available on nearly 100 partner sites, including content, community, and connectivity sites. In addition, the Company operates an e-commerce channel that includes a collection of more than 200 specialty retail stores under the Mercantila®(www.mercantila.com) brand and an innovative online search engine optimization tool, WebPosition® (www.webposition.com). More information may be found at www.infospaceinc.com.

InfoSpace.com, InfoSpace, Dogpile, MetaCrawler, WebCrawler, WebFetch, Mercantila, and other marks are trademarks of InfoSpace, Inc. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

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Investor Contact:

Stacy Ybarra, InfoSpace

(425) 709-8127

stacy.ybarra@infospace.com

This release contains forward-looking statements relating to the appointment of John E. Cunningham as Chairman of the Board and the Company's strategic plans. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict, including, but not limited to: the successful execution of the Company's strategic initiatives; general economic, industry, and market sector conditions; the progress and costs of the development of our products and services; the timing and extent of market acceptance of those products and services; our dependence on companies to distribute our products and services; the ability to successfully integrate acquired businesses, operating plans, and marketing strategies; and the condition of our cash investments. A more detailed description of these and certain other factors that could affect actual results is included in InfoSpace's most recent Annual Report on Form 10-K and subsequent reports filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of unanticipated events.